Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE…

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME,
UP 16.0 PERCENT FOR THE QUARTER
AND 18.6 percent FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

Cranbury NJ – OCTOBER 26, 2006…1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the third quarter and for the nine months ended September 30, 2006.  For the quarter ended September 30, 2006, net income increased by $190,250 to $1,379,116, or $0.38 per diluted share, up 16.0 percent from $1,188,866, or $0.31 cents per diluted share, achieved during the third quarter of 2005.

The Company’s return on average equity was 16.77 percent and return on average assets was 1.41 percent for the third quarter of 2006.  The net interest margin was 4.94 percent and non-interest income as a percent of net revenue was 16.80 percent for the third quarter of 2006.  For the third quarter of 2005, the Company’s return on average equity was 17.14 percent, its return on average assets was 1.34 percent, and its net interest margin was 4.80 percent.

For the nine months ended September 30, 2006, net income continued to increase to a record level of $3,991,138, or $1.12 per diluted share, up 18.6 percent when compared to $3,365,771, or $0.93 per diluted share, earned for the nine months ended September 30, 2005.

The Company’s return on average equity was 17.12 percent and return on average assets was 1.41 percent for the first nine months of 2006.  The net interest margin was 5.10 percent.  For the first nine months of 2005, the Company’s return on average equity was 16.49 percent, its return on average assets was 1.32 percent, and its net interest margin was 4.71 percent.

Net interest income for the third quarter of 2006 increased $582,871, or 14.8 percent, compared to the third quarter of 2005, and increased $2,254,727, or 20.3 percent, for the nine months ended September 30, 2006 compared to the results achieved for the nine months ended September 30, 2005.

As of September 30, 2006, there were no loans past due 90 days and still accruing.  Loans on a non-accrual basis totaled $3,556,367, or 1.28 percent, of gross loans at September 30, 2006 compared to $818,555, or 0.34 percent, of gross loans at September 30, 2005.

Robert F. Mangano, President and Chief Executive Officer, said higher earnings were due primarily to the expansion of the bank’s lending activities, its growth in deposits, and the continued generation of non-interest income.

As a result of these efforts, loans outstanding at September 30, 2006 increased by 16.8 percent, or $40,053,343, when compared to loans outstanding at September 30, 2005.  Also bolstering earnings in the nine months ended September 30, 2006 was a continued contribution in non interest income, which reached $1,961,980 for the period.  Deposits at September 30, 2006 stood at $302,131,970, and grew by $7,279,027 when compared with deposits at September 30, 2005.

At September 30, 2006, total assets reached $391,149,610, up from $356,042,048 at September 30, 2005.

1ST Constitution Bancorp and its primary subsidiary, 1ST Constitution Bank, operate nine branch banking offices in Cranbury (two), Hamilton, Jamesburg, Montgomery, Plainsboro, Perth Amboy, Princeton, and West Windsor, New Jersey and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income Statement Data:
Interest income	$7,163	$5,518	$20,106	$15,375
Interest expense	2,654	1,591	6,753	4,277
Net interest income	4,509	3,927	13,353	11,098
Provision for loan losses	100	85	440	280
Net interest income after prov. for loan losses	4,409	3,842	12,913	10,818
Non-interest income	758	769	1,962	2,201
Non-interest expense	3,144	2,855	9,342	8,047
Income before income taxes	2,023	1,756	5,533	4,972
Income tax expense	644	567	1,542	1,606
Net income	$1,379	$1,189	$3,991	$3,366

Balance Sheet Data:
Total Assets			$391,150	$356,042
Loans, including loans held for sale			278,481	238,427
Allowance for loan losses			(2,793)	(2,266)
Investment securities available for sale			71,727	71,254
Investment securities held to maturity			17,378	21,720
Deposits			302,132	294,853
Shareholders' Equity			34,168	28,820

Performance Ratios:
Return on average assets	1.41%	1.34%	1.41%	1.32%
Return on average equity	16.77%	17.14%	17.12%	16.49%
Net interest margin	4.94%	4.80%	5.10%	4.71%
Efficiency ratio	59.7%	60.8%	61.0%	60.5%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			3,556	819
OREO property			0	0
Net charge-offs (recoveries)			8	20
Allowance for loan losses to total loans			1.00%	0.95%
Nonperforming loans to total loans, including loans held for sale			1.28%	0.34%

Per Share Data:
Earnings per share - Basic	$0.40	$0.32	$1.16	$0.97
Earnings per share - Diluted	$0.38	$0.31	$1.12	$0.93
Book value per share			$9.92	$8.40